                                                                  EXHIBIT (A)(4)
CONRAIL LOGO

                                                                December 6, 1996

Dear Shareholders:

     I am pleased to inform you that CSX Corporation has now taken the next step in consummating the strategic business combination between CSX and Conrail Inc. in accordance with our Merger Agreement with CSX. A subsidiary of CSX, having successfully consummated its first tender offer for approximately 19.9% of the outstanding Conrail shares, has now commenced a second tender offer to purchase up to an additional 18,344,845 Conrail shares (which, together with the shares purchased in the first tender offer, represents approximately 40% of the outstanding Conrail shares on a fully diluted basis). The second tender offer is conditioned on the Conrail shareholders voting to opt out of the Pennsylvania statute at a special meeting of shareholders, which is scheduled for December 23, 1996. Conrail is soliciting proxies of Conrail shareholders in favor of opting out of such Pennsylvania statute pursuant to its proxy statement dated November 25, 1996.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (WHICH INCLUDE THE SECOND CSX TENDER OFFER AND THE CSX MERGER) AND RECOMMENDS THAT CONRAIL SHAREHOLDERS WHO DESIRE TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE SECOND CSX TENDER OFFER AND TENDER THEIR SHARES IN SUCH OFFER. THE BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY REJECTED THE UNSOLICITED NORFOLK SOUTHERN TENDER OFFER AND RECOMMENDS THAT CONRAIL SHAREHOLDERS REJECT THE NORFOLK TENDER OFFER.

     The enclosed Offer to Purchase and related Letter of Transmittal set forth in detail the terms and conditions of the second CSX tender offer and provide instructions on how to tender your shares. Attached is a copy of the Schedule 14D-9 filed by Conrail with the Securities and Exchange Commission. The Schedule 14D-9 describes in more detail the reasons for the Board's conclusions and contains other important information relating to the second CSX tender offer. I urge you to consider the enclosed information carefully.

                                          Sincerely,

                                          DAVID M. LEVAN

                                          DAVID M. LEVAN
                                          Chairman, President and
                                          Chief Executive Officer

                                       15